As filed with the Securities and Exchange Commission on October 21, 2020.

Registration No. 333-249263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abcam plc

(Exact Name of Registrant as Specified in its Charter)

United Kingdom	2836	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Discovery Drive

Cambridge Biomedical Campus

Cambridge, CB2 0AX

United Kingdom

+44 (0) 1223 696000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Abcam Inc.

1 Kendall Square

Suite B2304

Cambridge, Massachusetts

02139-1517

(888) 772-2226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ian D. Schuman Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Robbie McLaren Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 20 7710-1000	Marcel R. Fausten Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Registration Statement on Form F-1 is to amend the exhibit index and to submit Exhibit 5.1. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibit. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

(a)	every director, alternate director, secretary or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred in relation to the execution of his or her duties in relation to the registrant, or the exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office as a director of the registrant for any associated company, including any liability which may attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to anything done or omitted to be done or alleged to have been done or omitted to be done by him or her as a director provided that such indemnity shall not apply in respect of any liability incurred by such director or officer; and

(b)	the Company may fund the expenses of every director, alternate director, secretary or other officer of the Company incurred or to be incurred in defending any criminal, civil proceedings or regulatory proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by such director, secretary or other officer in relation to any member of the registrant, or in connection with any application under section 1157 or section 661(3) or (4) of the Companies Act 2006.

There shall be no entitlement to indemnification as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding, (iii) a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iv) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (v) the defense of any civil proceeding brought by the registrant or an associated company or any in which judgment is given against the director, and (vi) in connection with any application for relief under section 1157 or section 661(3) or (4) of the Companies Act 2006 in which the court refuses to grant relief to the director.

In addition, any director or alternate director who has received payment from the registrant under these indemnification provisions must repay the amount he received no later than: (i) in the event of the director or alternate director being convicted in the proceedings, the date when the conviction becomes final; (ii) in the event of judgment being given against him in proceedings, the date when the judgment becomes final; or (iii) in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued securities that were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

In April 2020, we issued 10.0 million ordinary shares for an aggregate price of £110 million to Durable Capital Partners LP at an issue price of 1,100 pence per share.

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In March 2020, we issued 49,416 ordinary shares as a portion of the consideration for the acquisition of Marker Gene Technologies, Inc.

Additionally, since January 1, 2017, we issued an aggregate of 3,026,553 equity awards under the LTIP and AbShare to employees, including certain directors and executive officers. As of June 30, 2020, 411,555 of such equity awards had been cancelled or forfeited back to us, 1,694 had been released to “good leavers” and 2,613,304 remained outstanding.

These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of Association of the Registrant

4.1*	Form of Deposit Agreement

4.2*	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1	Opinion of Latham & Watkins (London) LLP, counsel to the Registrant, as to the validity of the ordinary shares (including consent)

10.1*	Long-Term Incentive Plan

10.2*	AbShare

10.3*	Share Incentive Plan

10.4*	Annual Bonus Plan

10.5*	Company Share Option Plan 2009

10.6*	2005 Share Option Scheme

10.7*	2015 Share Option Plan

21.1*	List of subsidiaries of the Registrant

23.1*	Consent of PricewaterhouseCoopers LLP an independent registered public accounting firm

23.2	Consent of Latham & Watkins (London) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to Registration Statement)

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, United Kingdom on October 21, 2020.

ABCAM PLC

By:	/s/ Alan Hirzel
Name:	Alan Hirzel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 21, 2020 in the capacities indicated:

Name	Title
/s/ Alan Hirzel	Chief Executive Officer and Director
Alan Hirzel	(Principal Executive Officer)

/s/ Michael Baldock	Chief Financial Officer and Director
Michael Baldock	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman and Director
Peter Allen

*	Director
Mara Aspinall

*	Director
Giles Kerr

*	Director
Louise Patten

*By:	/s/ Michael Baldock
Michael Baldock
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Abcam plc has signed this registration statement on October 21, 2020.

By:	/s/ Alex Bladel
Name:	Alex Bladel
Title:	Assistant Secretary